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                                                                  Exhibit 99(c)

EXHIBITS:                                                       May 23, 2000

Gordon Coplein, Esq.

       This letter serves to confirm that Kenilworth Systems Corporation ("Kenilworth" or the "Company") will cause to be issued to you, or your designee, one hundred thousand (100,000) shares of its Common Stock, par value $.01 per share as additional consideration for services you rendered and will render as a consultant to the Company in connection with the research required to file for patents, copyrights or other similar protection for Kenilworth's "Play along with live casino table games" technology. The Company will pay all disbursements and fees that may be charged by you or others that will assist or actually file and prosecute the required documents.

       The shares to be issued will be duly and validly issued, fully paid and non-assessable and will be issued as "Restricted Securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exemption afforded under Section 4(2) of the Act.

       All corporate action necessary for the issuance for the shares has been made. The Certificates represented by the Shares will be issued as promptly as possible. Each certificate to be issued for the Shares will bear the following legend:

              "The Shares represented by the certificates have not been registered under the Securities Act of 1933, as amended. The Shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the Shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under the Act".

       If the aforementioned terms meet with your approval, please execute this letter agreement and return a copy to us.


KENILWORTH SYSTEMS CORPORATION                ACCEPTED AND AGREED:

/s/ Herbert Lindo                             /s/ Gordon Coplein,Esq.
-------------------------                     -----------------------
Herbert Lindo, President                      Gordon Coplein, Esq.